UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2013

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of February 2013 issued on March 4, 2013 appears below.

March 4, 2013

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

Closing the Book on a Strong 2012

Last month, we announced our fourth quarter and full-year 2012 operating highlights. I am proud to say that the Federal Home Loan Bank of New York had a very strong 2012. Our net income for the year was $360.7 million, an increase of 47.5 percent from our solid results in 2011. In 2012, we grew our level of advances, our total assets and our total capital. We continued to build our retained earnings, which provides us with another level of protection in turbulent markets. We set aside more than $40 million for our Affordable Housing Program, which helps our members support vital housing initiatives in their communities. And we continued to provide our members with a consistent dividend: the dividend rate in each quarter of 2012 was 4.50%, and we distributed a total of $210 million in dividends to our members.

The Federal Home Loan Bank of New York continues to perform well because of the talented team we have at the Bank; our commitment to the advances bank model; and because of the responsible local lenders who comprise our cooperative.

Advances Average $75.6 Billion in January

Throughout 2012, in communities across our region, our members put the power of an advance on display. This has continued in 2013: in January 2013, advances average $75.6 billion, an increase of $2.2 billion from December 2012.

Housing America’s Future

In my report last month, I stated that this year has the potential to be a pivotal period for the future of our industry. Earlier this year, at the American Securitization Forum’s annual trade show, Michael Stegman, counselor to the Secretary of the Treasury, stated that "a more unified voice within the investor and securitization community could help accelerate our collective pace down the path of comprehensive housing finance reform." I believe we now have the tool to help achieve that unified voice.

On February 25, the Bipartisan Policy Center’s Housing Commission issued its report on housing, Housing America’s Future: New Directions for National Policy (available for download at http://bipartisanpolicy.org/library/report/housing-future ). I proudly serve on the Housing Commission, and my fellow Commissioners consist of experts from across the entire spectrum of housing, and from both parties. As a result, this report offers sensible and balanced recommendations for moving our housing market forward. As the report notes, as long as the federal government continues to play an oversized role in the mortgage market, housing cannot normalize and properly recover. We all know that the best way to meet the needs of consumers and communities is to once again have the private sector play the lead role in the housing market, led by responsible community banks. After all, a durable housing finance system provides access to lenders of all types and sizes, including community banks and credit unions – you know the communities you serve, and your lending ensures that mortgage credit reaches all communities in a responsible and localized manner. And your Home Loan Bank will be right alongside you, ensuring that you have the liquidity necessary to respond to the needs of your communities. As the report states, "the Home Loan Banks provide a reliable flow of funds and liquidity to local lenders for housing and community development."

I encourage all of you to read the report, as I believe it speaks to the points we all make whenever we find ourselves in Albany, Trenton or Washington. The Commission strongly believes that, when done right, homeownership can produce powerful economic, social and civic benefits that serve the individual homeowner, the larger community and the nation. As local lenders, you know just how vital a stable housing market is to the community. The report calls for a return to the sensible and responsible approach to housing that has been proven over time: solidly underwritten mortgages with reasonable down payments suited to each individual borrowers, and which have the expectation to be repaid. This is the type of lending Home Loan Bank members do every day, and it is through this lending that we will achieve a recovery in the housing market that is sustainable.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

March 4, 2013	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer